CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 36 to the Registration Statement of Templeton Funds, Inc. on Form N-1A, File No. 2-60067, of our report dated September 25, 2002, relating to the financial statements and financial highlights of Templeton World Fund and Templeton Foreign Fund, each a series of Templeton Funds, Inc., which appear in the August 31, 2002 Annual Report to shareholders, which are also incorporated by reference in the Registration Statement. We also consent to the references to our firm under the captions "Financial Highlights" and "Auditor."

/s/PRICEWATERHOUSECOOPERS LLP

San Francisco, CA
December 26, 2002